Exhibit 10.1

PARTS ID, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted: January 29, 2021

Amended: October 5, 2021 (retroactively effective January 1, 2021)

Annual Equity Awards: Each non-employee director of PARTS iD, Inc. (the “Company”) will receive an annual restricted stock unit (“RSU”) grant on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director, the number of RSUs calculated by dividing $50,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.  RSUs will settle in shares as soon as practicable after vesting, and in no event later than March 15 of the calendar year following the date of vesting.

Annual Retainers: Each non-employee director of the Company will receive the following annual retainers, as applicable, payable in quarterly installments, in advance, on the first business day of each calendar quarter:

●	an annual retainer of $35,000;

●	committee chair annual fees as follows:

Committee Chair	Annual Cash Fee
Audit	$22,500
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Strategy, Technology and Risk Management	$17,500

●	committee membership annual fees (including the chair) as follows:

Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$5,000
Nominating and Corporate Governance	$3,000
Strategy, Technology and Risk Management	$3,000

●	the chair of the Company’s board of directors will receive an additional annual fee of $35,000.

Meeting Fees: Unless a committee or the board of directors has more than six meetings per calendar year, there will be no meeting fees.If there are more than six meetings in one calendar year for an individual committee or the board, additional compensation will be reviewed by the Compensation Committee at that time.

Reimbursement of Expenses: The Company will reimburse a director’s reasonable expenses in connection with attending board and committee meetings.

For directors joining the Company during a period between annual meetings, all amounts will be prorated based on the percentage of the year since the most recent annual meeting of stockholders.